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                                 EXHIBIT 3.(A)


                    ARTICLES OF INCORPORATION OF REGISTRANT
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                           ARTICLES OF INCORPORATION
                                      OF
                         CAPITOL CITY BANCSHARES, INC.

                                      1.

     The name of the corporation shall be Capitol City Bancshares, Inc.

                                      2.

     The purpose of the corporation is to become a bank holding company pursuant to the Georgia Bank Holding Company Act (Ga. Laws 1976, P. 168, et seq.) and to
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purchase, own, and hold the stock of banking corporations and other corporations permitted by the laws of the State of Georgia and the laws of the United States. The corporation shall not acquire the stock of any bank until such time as the acquisition has been approved by all applicable bank regulatory agencies.

                                      3.

     The corporation shall have the authority to issue 5,000,000 common shares with a par value of $6.00 per share.

                                      4.

     The street address and county of the initial registered office of the corporation shall be 562 Lee Street, S.W., Atlanta, Fulton County, Georgia 30311. The initial registered agent at such address will be George C. Andrews.

                                      5.

     The Directors of the corporation are hereby released, discharged, remised and forgiven for any personal liability of monetary damages for breach of duty of care or other duty as a director to the corporation and its shareholders.
All liability of directors to the
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corporation and its shareholders is hereby eliminated as completely and fully as permitted by O.C.G.A. (S)14-2-202(b)(4). The elimination of personal liability shall not be applied to:

    (a) Any appropriation, in violation of his or her duties, of any business opportunity of the corporation;

    (b) Acts or omissions which involve intentional misconduct or knowing violation of the law;

    (c) Any transaction from which the director receives an improper personal benefit;

    (d) Any type of liability set forth in O.C.G.A. (S) 14-2-832.

                                      6.

     The sole incorporator is Robert A. Weber, Jr., whose address is 240 Third Street, P. O. Box 1606, Macon, Georgia 31202-1606.

                                      7.

     The mailing address of the initial principal office of the corporation is 562 Lee Street, S.W., Atlanta, Georgia 30311.

     IN WITNESS WHEREOF, the incorporator has set his hand and affixed his seal to these Articles of Incorporation.

                                         /s/ Robert A. Weber, Jr.


                                    ___________________________________
                                    ROBERT A. WEBER, JR., Incorporator